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[LETTERHEAD OF BOYER & RITTER APPEARS HERE]

                                                                    EXHIBIT 23.1


Stockholders
R & A Bender, Inc.
Scotland, Pennsylvania



We hereby consent to the use of our audit report dated December 27, 1996, relating to the 1995 and 1994 financial statements of R & A Bender, Inc., and to our compilation reports dated January 29, 1997 and January 27, 1997, relating to the financial statements of R & A Bender, Inc., as of September 30, 1996, and June 30, 1996, and for the three months and nine months ended September 30, 1996, and for the year ended June 30, 1996, respectively, all of which are contained in the current report on Form 8-K/A of Eastern Environmental Services, Inc. dated December 10, 1996.



                                       /s/ BOYER & RITTER



Chambersburg, Pennsylvania
February 5, 1997